Sub-Item 77Q2

Nuveen Preferred and Convertible Income Fund
811-21293
333-102903

Based on a review of the SEC Forms 3, 4 and 5 furnished to the Fund, the Fund believes that all Section 16(a) filing requirements applicable to the Funds officers and directors, investment adviser and affiliated persons of the investment adviser were complied with, except that the Form 4 report, Statement of Changes in Beneficial Ownership, on behalf of the trustee listed below was filed late on December 16, 2004, accession number
0001189642-04-000789.

There are no greater than ten-percent
shareholders of the Fund.


TRUSTEE:

Jack Evans